Exhibit 99.1

Worldwide Headquarters

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

NEWS	For Immediate Release	December 14, 2005

H.B. FULLER CLOSES NEW REVOLVING CREDIT FACILITY

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) announced today that it has entered into a new five-year $125 million senior unsecured multi-currency revolving credit facility.

The new syndicated credit facility replaces the Company’s existing credit facilities, one of which was scheduled to expire this month. The new facility contains an accordion feature, which allows the Company to increase the aggregate facility size to up to $250 million. J.P. Morgan Securities Inc. and Citibank Global Markets Inc. acted as co-lead arrangers.

“We are very pleased with the strong level of support from our bank group,” said John Feenan, senior vice president and chief financial officer. “This new credit facility provides us with both enhanced flexibility and efficiency as we continue to focus on growth through mergers and acquisitions.”

For more information, contact Steven Brazones, Director of Investor Relations, at 651-236-5158.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2004 net revenue of $1.410 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at www.hbfuller.com.